# <u>SECOND AMENDMENT TO EMPLOYMENT AGREEMENT</u>

This SECOND AMENDMENT TO EMPLOYMENT AGREEMENT (this "<u>Amendment</u>"), dated as of December 9, 2025, is entered into by and between **Currenc Group Inc.**, a Cayman Islands Corporation (the "<u>Company</u>") and **Wan Lung Eng** (the "<u>Executive</u>").

WHEREAS, the Company and Executive have previously entered into an Employment Agreement (the "Agreement") dated April 10, 2025; and

WHEREAS, the Company and Executive have previously amended the Agreement on October 30, 2025; and

WHEREAS, the Company and Executive have agreed to amend the terms of the Agreement under the provisions of Section 20 of such Agreement.

NOW, THEREFORE, the parties hereto agree as follows:

1. <u>Amendment</u>

Section 5(c) of the agreement under Termination governing severance compensation is hereby amended as follows:

(i) Following the Unconditional Date (as defined in this <u>Section 5(c)</u> of the Agreement), if the Employment Period is terminated by the Company without Cause (as defined in <u>Section 5(g)</u> of the Agreement) or by the Executive with Good Reason (as defined in <u>Section 5(i)</u> of the Agreement), or if Executive is asked to resign as a result of a change of Control in Control, then, in addition to the Final Compensation (as defined below), for a period of sixty (60) months following the date of termination, Executive shall be entitled to (i) continue to receive Executive's Base Salary, as defined in <u>Section 3(a)</u> of the Agreement; (ii) continue to participate in group medical and dental plans for Company employees to the extent permitted under applicable law, and the Company shall continue to contribute to the premium cost of Executive and eligible immediate family members' participation in the Company's group medical and dental plans as set forth in <u>Section 3(d)</u> in this Agreement, provided that Executive is entitled to continue such participation under applicable law and plan terms; (iii) have all unvested equity awards granted to Executive become vested and the restricted period shall expire immediately with respect to one-hundred percent (100%) of the outstanding shares of underlying the equity awards; and (iv) receive payment for all accrued but unused vacation. In addition, the Company shall pay Executive any bonus compensation otherwise payable pursuant to <u>Section 3(b)</u> for the fiscal year preceding that in which termination occurs that is unpaid on the date of termination (regardless of whether Executive remains continuously employed hereunder through the applicable payment date). The Base Salary to which Executive may become entitled under this <u>Section 5(c)</u> shall be payable in accordance with the normal U.S. payroll practices of the Company, if elected by Executive. Otherwise, Executive may elect the option of receiving the Base Salary payments owed as a lump sum amount payable at the time of termination. Executive shall not be entitled to any other salary, compensation or benefits after termination of the Employment Period,

except as specifically provided for in the Company's employee benefit plans or as otherwise expressly provided for herein or as required by applicable law.

(ii) In the event that the Executive is entitled to payments or distribution by the Company or for the benefit of the Executive, whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise pursuant to or by reason of any other agreement, policy, plan, program or arrangement, including without limitation any restricted stock units, stock option, stock appreciation right or similar right, or the lapse or termination of any restriction on or the vesting or exercisability of any of the foregoing (a) in connection with Executive's employment with the Company or termination thereof or (b) from the Company, any person whose actions result in a change of ownership or effective control covered by Section 280G(b)(2) of the Internal Revenue Code, or any successor provision thereto, or any person affiliated with the Company or such person as a result of such change in ownership or effective control (collectively the "Company Payments"), and if such Company Payments will be subject to the tax (the "Excise Tax") imposed by Section 4999 of the Internal Revenue Code, or any successor provision thereto, the Company shall pay to or for the benefit of the Executive at the time specified in subsection (iv) below an additional amount (the "Gross-Up Payment") such that the net amount retained by the Executive, after deduction of any Excise Tax on the Company Payments and any U. S. federal, state, and local income or payroll tax upon the Gross-Up Payment, but before deduction for any U.S. federal, state, and local income or payroll tax on the Company Payments, shall be equal to the Company Payments. For purposes of calculating the Gross-Up Payment, the Executive shall be deemed to pay income taxes at the highest applicable marginal rate of federal, state or local income taxation for the calendar year in which the Gross-Up Payment is to be made.

(iii) Subject to any determinations made by the Internal Revenue Service (the "IRS"), all determinations as to whether a Gross-Up Payment is required and the amount of Gross-Up Payment and the assumptions to be used in arriving at the determination shall be made by the Company's independent nationally recognized tax firm, appointed prior to any change in ownership (as defined under Section 280G(b)(2) of the Code, or any successor provision thereto) (the "Accountants"), in accordance with the principles of Section 280G of the Internal Revenue Code. The Company shall be responsible for all fees and charges of the Accountants. Subject to any determinations made by the IRS, determinations of the Accountants under this Agreement with respect to (a) the initial amount of any Gross-Up Payment and (b) any subsequent adjustment of such payment shall be binding on the Company and the Executive.

(iv) The Gross-Up Payment calculated pursuant to this Section 5(c) shall be paid no later than the fifteenth (15$^{th}$) calendar day following an event occurring which subjects the Executive to the Excise Tax; provided, however, that if the amount of such Gross-Up Payment or portion thereof cannot be reasonably determined on or before such day, the Company shall pay to the Executive the amount of the Gross-Up Payment no later than seven (7) calendar days following the determination of the Gross-Up Payment by the Accountants. Notwithstanding the foregoing, the Gross-Up Payment shall be paid to or for the benefit of the Executive no later than fifteen (15) calendar days prior to the date by which the Executive is required to

pay the Excise Tax or any portion of the Gross-Up Payment to any federal, state or local taxing authority, without regard to extensions.

(v) In the event that the Excise Tax is later determined by the Accountants or the IRS to exceed the amount taken into account hereunder at the time the Gross-Up Payment is made (including by reason of any payment the existence or amount of which cannot be determined at the time of the Gross-Up Payment), the Company shall make an additional Gross-Up Payment to or for the benefit of the Executive in respect of such excess (plus any interest or penalties payable with respect to such excess) at the time that the amount of such excess is finally determined.

(vi) In the event of any controversy with the IRS (or other taxing authority) with regard to the Excise Tax, the Executive shall permit the Company to control issues related to the Excise Tax, provided that such issues do not potentially materially adversely affect the Executive. In the event issues are interrelated, the Executive and the Company shall in good faith cooperate so as not to jeopardize resolution of either issue. In the event of any conference with any taxing authority as to the Excise Tax or associated income taxes, the Executive shall permit the representative of the Company to accompany the Executive, and the Executive and the Executive's representative shall cooperate with the Company and its representative. The Company shall be responsible for all fees and expenses with respect to this provision. The Company agrees to reimburse the Executive for all of the Executive's reasonable, out-of-pocket expenses, including reasonable travel expenses, and fees and expenses of the Executive's representative, so long as the Executive provide advance written notice of the Executive's request for reimbursement and provide satisfactory documentation of the expenses.

(vii) The Company and the Executive shall promptly deliver to each other copies of any written communications, and summaries of any verbal communications, with IRS or any taxing authority, regarding the Excise Tax.

(viii) For the purposes of this Agreement, "Final Compensation" means (i) any Base Salary earned but not paid during the final payroll period of Executive's employment through the date of termination, and (ii) any business expenses incurred by Executive but un-reimbursed on the date of termination, provided that such expenses and required substantiation and documentation are submitted within fifteen (15) calendar days of the date of termination and that such expenses are reimbursable under Company policy.

2. Counterparts. This Amendment may be executed in separate counterparts (including facsimile and electronic transmission counterparts), each of which is deemed to be an original and all of which taken together constitute one and the same agreement.

[*Signature page follows*]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

**Currenc Group Inc.,**

By: /s/ Alexander King Ong Kong
Name: Alexander King Ong Kong
Title: CEO and Chairman

**Wan Lung Eng**

/s/ Wan Lung Eng